Exhibit 99.1

		4900 West 78th Street Bloomington, MN 55435 USA	Tel: 952-820-0080 Fax: 952-820-0060	www.AugustTech.com info@augusttech.com

News Release For Release on November 9, 2005

Contact:	Stan Piekos, CFO
Phone:	(952) 259-1672
E-mail:	stan.piekos@augusttech.com

Contact:	Virginia Becker, Corp Communications
Phone:	(952) 259-1647
E-mail:	virginia.becker@augusttech.com

August Technology Announces Completion of Financial

Statement Restatement Process for Amount and Timing of Revenue

Recognized in Prior Periods

Minneapolis, November 9, 2005–August Technology Corporation (NASDAQ:AUGT), a leading provider of automated inspection and data analysis solutions for the microelectronic industries, today announced that the Company has completed the financial restatement process announced in the Company’s press release of September 28, 2005.

The Company has filed an amended Form 10-K/A with the Securities and Exchange Commission covering the fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002 and amended Forms 10-Q/A for the periods ended March 31, 2005 and June 30, 2005. The Company has also filed its Quarterly Report on Form 10-Q for the period ended September 30, 2005. The restated financial statements for years FY 2002, FY 2003, FY 2004 and first six months of FY 2005 primarily reflect changes in the amount and timing of revenue recognized in those periods.

In general, the restatement involves three categories of transactions.  First, the “AXi 930 Transactions” resulted in the deferral of approximately $12.2 million related to AXi  930 Systems sold to a single customer in 2004 and the first half of 2005. Second, the “YieldPilot Transactions” resulted in the recognition of approximately $1.5 million of revenue earlier than recorded in the Company’s prior financial statements. Third, the “NSX Transaction” resulted in the deferral of approximately $0.6 million from the second quarter of 2005 until all elements are accepted, which is expected during the fourth quarter of 2005. Each of these three categories is described in more detail below.

In addition to these categories, certain adjustments were recorded in each quarter in 2004 and first two quarters of 2005 to correct other miscellaneous items identified in prior external audits or quarterly reviews but were previously not recorded as none of these entries were individually or, when aggregated, significant.

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AXi 930 Transactions

In 2004 and the first half of 2005, the Company sold AXi™930 Systems to a customer for an aggregate amount of approximately $12.2 million ($6.7 million in 2004, $3.1 million in the first quarter of 2005 and $2.4 million in the second quarter of 2005) and recognized the revenue for these sales. The cost of revenues related to these sales was $2.7 million in 2004, $1.5 million in the first quarter of 2005 and $1.2 million in the second quarter of 2005. During the same time periods, the Company accepted orders from the same customer for enhancement packages to the AXi 930 system but had not yet delivered the enhancement packages. In connection with preparing to finalize its results for the quarter ended September 30, 2005, the Company determined that, according to the Financial Accounting Standard Board’s Emerging Issues Task Force Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables,” recognition of the $12.2 million of revenue from the AXi 930 Systems should have been deferred until the delivery of the enhancement packages. The customer cancelled its orders for the enhancement packages on September 27, 2005, which allowed the Company to recognize the entire $12.2 million of AXi 930 deferred revenue in the quarter ended September 30, 2005.

YieldPilot Transactions

In the fourth quarter of 2002, the Company began deferring YieldPilot™ Software revenue and recognizing it over a twelve-month period which represented the term of the Company’s obligation to provide warranty and support. The Company determined, based on a subsequent review of Statement of Position 97-2, “Software Revenue Recognition,” that YieldPilot Software revenues should have been recognized upon delivery or customer acceptance instead of ratably over the subsequent twelve months. The correction of this error had no significant impact on revenues for the three months ended June 30, 2005 and decreased revenue by $0.3 million for the three months ended March 31, 2005. The correction increased revenue by $0.9 million, $0.5 million and $0.2 million for 2004, 2003 and 2002, respectively and had no impact on costs of revenues.

NSX  Transaction

In the second quarter of 2005, the Company recognized $0.6 million in revenue and $0.2 million in cost of revenue related to the sale of an NSX® Series inspection system. It was subsequently determined that this revenue should have been deferred until the newly introduced software component of this bundled transaction was completed and delivered. This revenue and related cost of revenue has been corrected as part of the financial restatement of the second quarter of 2005. The Company expects to realize revenue on the completed transaction in the fourth quarter of 2005 when all elements will be delivered and accepted and fair value has been established for the newly introduced software component.

The Audit Committee worked closely with the Company’s management to review the restatement and the Company’s policies and practices for the recognition of revenue. The restatement impacted the timing of revenue recognition as the AXi 930 enhancement packages have been deferred into the third quarter of 2005 and the YieldPilot Software revenue is now recognized upon delivery or customer acceptance rather than ratably over a twelve-month period. The impact of the Restatement on the consolidated statements of operations for the three-month and six-month periods ended June 30, 2005 and years ending 2004, 2003 and 2002 is shown in the accompanying tables.

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Net Revenues ($ in thousands)	Year Ended	Year Ended	Year Ended	Three Months Ended		Six Months Ended
	12/31/02	12/31/03	12/31/04	3/31/05	6/30/05	6/30/05

Previously reported net revenues	$25,058	$40,323	$68,443	$18,417	$19,688	$38,105

Adjustments	$191	$477	$(5,776)	$(3,381)	$(2,939)	$(6,320)

Net revenues, as restated	$25,249	$40,800	$62,667	$15,036	$16,749	$31,785

Net Income (Loss) ($ in thousands)	Year Ended	Year Ended	Year Ended	Three Months Ended		Six Months Ended
	12/31/02	12/31/03	12/31/04	3/31/05	6/30/05	6/30/05
Previously reported net income (loss)	$(8,933)	$(2,349)	$802	$(898)	$(11,041)	$(11,939)

Adjustments	$191	$477	$(3,080)	$(1,889)	$(1,430)	$(3,319)

Net income (loss), as restated	$(8,742)	$(1,872)	$(2,278)	$(2,787)	$(12,471)	$(15,258)

“We believe the adjustments to the timing of revenue recognized on certain AXi 930 Systems as well as certain software products reflect our commitment to applying the highest accounting standards to the extensive detail in our business model and in contractual agreements with our customers,” commented Roger Gower, Chairman of August Technology’s Audit Committee. “We are also pleased to underscore the importance of software in the value that our customers receive with our innovative system solutions. With the filing of SEC reports, including the current Form 10-Q, we look forward to moving ahead with strategic initiatives begun earlier this year to further enhance shareholder value,” Gower concluded.

Filing of amended Form 10-K/A (FY ended Dec. 31, 2004), amended Form 10-Q/A (periods ended Mar. 31, 2005 and June 30, 2005), and Form 10-Q (period ended Sept. 30, 2005) can be accessed at www.sec.gov.

Forward-Looking Statements: This release contains forward-looking statements including the statement regarding the Company’s expectation of recognizing revenue from the sale of an NSX Series Inspection System in the fourth quarter of 2005. These forward-looking statements involve risks and uncertainties which may cause actual results or timing to differ from those set forth in the forward-looking statements, including, but not limited to the possibility that the one or more of the criteria for revenue recognition of the NSX transaction may not be satisfied when anticipated resulting in a delay of

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revenue recognition. Please refer to additional risk factors stated in August Technology’s Form 10-K filed with the SEC on March 16, 2005 and the amended Form 10-K/A filed with the SEC today. August Technology does not assume any obligation to update the forward-looking information contained in this press release.

About August Technology: August Technology’s automated inspection and data analysis solutions provide critical product and process enhancing information, which enables microelectronic device manufacturers to drive down costs and time to market. With the first all-surface advanced macro inspection solution, August Technology has incorporated frontside, backside and wafer edge inspection in a single system. Following detection, August Technology’s decision tools correlate the defect data across surfaces and provide the comprehensive information necessary for device manufacturers to make process-enhancing decisions.  Headquartered in Bloomington, Minnesota, August Technology supports its customers with a worldwide sales and service organization. Additional information can be found on the company’s web site at www.augusttech.com.

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